Exhibit 99.1

For Immediate Release

FULL HOUSE RESORTS TO ACQUIRE FITZGERALD’S CASINO IN TUNICA, MISSISSIPPI

Las Vegas, Nevada – March 24, 2014 – Full House Resorts (NASDAQ: FLL) (“Full House”) today announced that it has entered into a definitive agreement with The Majestic Star Casino LLC to acquire all of the outstanding membership interests of the entity operating Fitzgerald’s Casino, (the “Fitz Casino”) in Tunica, Mississippi. The purchase price is $62 million, exclusive of working capital and other adjustments, fees and expenses as of the closing date. The agreement is subject to Full House obtaining financing for the acquisition within 90 days of its execution, obtaining regulatory approvals, and other customary closing conditions.

Full House intends to fund the acquisition of the Fitz Casino with a combination of proceeds obtained by refinancing its existing credit facilities with a new credit facility with a capacity of approximately $125 million and through an equity offering. The proceeds will also be used to fund certain required renovations at the property which are expected to be approximately $7 million. Full House anticipates having financings and required regulatory approvals in place to accommodate closing the acquisition during the third quarter of 2014.

The Fitz Casino has 38,000 square feet of gaming space with approximately 1,100 slot and video poker machines and 20 table games on a 53 acre site. The property includes a 506 room hotel with 68 suites, a fine dining restaurant, buffet, quick service restaurant, two casino bars and an 8,100 square foot multi-purpose event center. The property draws heavily from the Memphis, Tennessee market and benefits from approximately 14 million people living within a 250 mile radius of the property. The Fitz Casino generated unaudited Adjusted EBITDA of approximately $10.1 million for its fiscal year ending December 31, 2013.

“This property fits our acquisition strategy perfectly,” said Andre M. Hilliou, Chairman and Chief Executive Officer of Full House. “This transaction is consistent with our long stated growth strategy and we believe it will create long-term shareholder value. The property has historically been well run and maintained under the current management team; however, we believe that we can leverage our knowledge and proven track record of managing properties catering to local customers in competitive environments to further improve the profitability of the Fitz Casino.”

Macquarie Capital served as Full House’s exclusive financial advisor on this acquisition.

Fitz - Tunica
Reconciliation of Adjusted EBITDA
Year Ended December 31, 2013
(in $000's) (Unaudited)

Operating Income	$7,359
Add Back:
Property Sale Expenses	449
Severance Costs	157
Depreciation and Amortization	3,858
Deduct:
Flood Insuranace Proceeds, Net of Expense	(1,687)
Adjusted EBITDA	$10,136

About Full House Resorts, Inc.

Full House Resorts is a locals-oriented, regional casino company that owns, develops and manages gaming facilities. Full House owns the Rising Star Casino Resort in Rising Sun, Indiana, the Silver Slipper Casino in Hancock County, Mississippi, and Stockman’s Casino in Fallon, Nevada. Full House also operates the Grand Lodge Casino at Hyatt Regency Lake Tahoe Resort, Spa and Casino in Incline Village, Nevada under a lease agreement, and has a management agreement with the Pueblo of Pojoaque for the operations of the Buffalo Thunder Casino and Resort in Santa Fe, New Mexico along with the Pueblo’s Cities of Gold casino facilities. For more information about Full House Resorts, please visit its website at www.fullhouseresorts.com.

Forward-looking Statements

Some of the statements made in this release are forward-looking statements. These forward-looking statements are based upon Full House’s current expectations and projections about future events and generally relate to Full House’s plans, objectives and expectations for Full House’s business. Although Full House’s management believes that the plans and objectives expressed in these forward-looking statements are reasonable, the outcome of such plans, objectives and expectations involve risks and uncertainties including without limitation, regulatory approvals, including the ability to maintain a gaming license in Indiana, Nevada and Mississippi, financing sources and terms, integration of acquisitions, the ability to refinance indebtedness, competition and business conditions in the gaming industry, including competition from Ohio casinos and any possible authorization of gaming in Kentucky.  Additional information concerning potential factors that could affect Full House’s financial condition and results of operations is included in the reports Full House files with the Securities and Exchange Commission, including, but not limited to, its Form 10-K for the most recently ended fiscal year.

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For further information, contact:

Mark Miller, Chief Operating Officer
Full House Resorts, Inc.
702-221-7800
www.fullhouseresorts.com

Or

Dan Foley

ICR

203-604-4553

investors@fullhouseresorts.com